Exhibit 99.1

Media	Investors
Janis Allen	Isaac Garden
(805) 530-5817	(818) 264-4907

PennyMac Financial Services, Inc. Announces

Lisa M. Shalett Has Joined Its Board of Directors

Westlake Village, CA, October 16, 2020 – PennyMac Financial Services, Inc. (NYSE: PFSI) announced today that Lisa M. Shalett, a Wall Street veteran and accomplished leader, has joined its Board of Directors.

“We are delighted to bring Lisa’s remarkable range of expertise to our Board of Directors,” said PFSI President and CEO David A. Spector. “Her experience in capital markets, risk and control functions, digital marketing and strategic innovation will add valuable perspective to our Board. On behalf of my fellow directors, I welcome her arrival with great enthusiasm.”

Ms. Shalett is a former Goldman Sachs Partner and former Managing Partner at Brookfield Asset Management. Over her 20 years at Goldman Sachs, she held leadership roles in Equities, Global Compliance, Legal and Internal Audit, and Brand Marketing and Digital Strategy. At Brookfield, she was the firm’s first Head of Strategic Innovation. Currently, Ms. Shalett advises growth companies and is the founder of Extraordinary Women on Boards, a community of women board directors focused on board excellence. She holds a Masters of Business Administration from Harvard Business School and a B.A., summa cum laude, in East Asian Studies from Harvard University.

About PennyMac Financial Services, Inc.

PennyMac Financial Services, Inc. is a specialty financial services firm with a comprehensive mortgage platform and integrated business focused on the production and servicing of U.S. mortgage loans and the management of investments related to the U.S. mortgage market. Additional information about PennyMac Financial Services, Inc. is available on its investor relations website at www.ir.pennymacfinancial.com.